EXHIBIT 5.1

June 3, 2021

Kaiser Aluminum Corporation

27422 Portola Parkway, Suite 200

Foothill Ranch, California 92610-2831

Re:	Registration Statement on Form S-8 Filed by Kaiser Aluminum Corporation

Ladies and Gentlemen:

I am the Executive Vice President, Chief Administrative Officer and General Counsel of Kaiser Aluminum Corporation, a Delaware corporation (the “Company”) and have acted as counsel for the Company in connection with the Kaiser Aluminum Corporation 2021 Equity and Incentive Compensation Plan (the “Plan”). In my capacity as counsel for the Company, I have (or a member of my staff has) examined such documents, records and matters of law as I have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, I am of the opinion that the 740,120 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company that may be issued or delivered and sold pursuant to the Plan and the authorized award agreements thereunder (the “Award Agreements”) will be, when issued or delivered and sold in accordance with the Plan and the Award Agreements, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and I express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein. In addition, I have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and the Award Agreements will be in full force and effect at all times at which the Shares are issued or delivered or sold by the Company, and that the Company will take no action inconsistent with such resolutions. In rendering the opinion above, I have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect the registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,
/s/ John M. Donnan
Name: John M. Donnan
Title: Executive Vice President, Chief Administrative Officer and General Counsel